EXHIBIT 10.17

Real Estate Sales Contract

This Real Estate Sales Contract (“Contract”) is between Seller and Buyer as identified below and is effective as of January 14, 2011 (“Effective Date”). Buyer must deliver the Earnest Money to Title Company and obtain Title Company’s manual signature before the Earnest Money Deadline provided in Section A.1. for this Contract to be effective. If the Earnest Money is paid by check and payment on presentation is refused, Buyer is in default.

Seller:	AmREIT Lake Houston, L.P., a Texas limited partnership
Attn: Tenel Tayar
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
	Telephone:	(713) 860-4941
	Facsimile:	(713) 850-0498
	E-mail:	ttayar@amreit.com

Buyer:	AmREIT Realty Investment Corporation, a Texas corporation, or permitted assigns
Attn: Tim Ng
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
	Telephone:	(713) 860-4945
	Facsimile:	(713) 850-0498
	E-mail:	tng@amreit.com

Buyer’s Attorney:
Bass, Berry & Sims PLC
Attn: T. Gaillard Uhlhorn, V
100 Peabody Place, Suite 900
Memphis, TN 38103
	Telephone:	(901) 543-5943
	Facsimile:	(901) 543-5999
	E-mail:	guhlhorn@bassberry.com

Property:

The land consisting of 13.856 acres, more or less, located at 7405 FM 1960 Road East Atascocita, TX 77346, and more fully described on Exhibit A attached hereto (“Land”), together with all improvements on the Land (“Improvements”), and all rights, easements and appurtenances pertaining thereto, and all leases affecting the Property and any amendments thereto (collectively, the “Leases”).

Title Company:	Fidelity National Title Company
Attn: Sam Smith
1900 West Loop South, Suite 760
Houston, Texas 77027
	Telephone:	(713) 986-0769
	Facsimile:	(713) 966-4059
	E-mail:	samsmith@fnf.com

Purchase Price:  The Purchase Price shall be determined as follows:

Within five (5) days after the Effective Date, each party, at its sole cost, shall appoint a real estate appraiser with at least five (5) years full-time commercial appraisal experience and who is a member of the Appraisal Institute (MAI designation) to determine the fair market value of the Property.  The appraisers shall each conduct an independent appraisal of the Property to be completed no later than twenty (20) days after the two appraisers are appointed.  If the two appraised values are within ten percent (5%) of each other, the Purchase Price shall be the median of the two appraisals.  If the two appraisals are more than five percent (5%) apart, a third appraiser meeting the qualifications stated above shall be appointed by the two existing appraisers with in two (2) days after the last day the two appraisers are given to complete their appraisals.   Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee.  The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party within the previous twelve months.  Within twenty  (10) days after its selection, the third appraiser shall complete its appraisal of the Property.  Upon completion of the third appraisal, if the low appraisal and/or the high appraisal are/is more than five percent (5%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded.  If only one appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), with the resulting quotient being the fair market value.  If both the low appraisal and the high appraisal are disregarded as stated above, the middle appraisal shall be the fair market value.  The “Purchase Price” shall be the fair market value plus the Buyer’s costs associated with the Closing as set forth herein.

At the Closing, the Purchase Price shall be paid as follows:  (i) Buyer’s assumption of the balance on the mortgage loan from Morgan Stanley Mortgage Capital Inc. (the “Existing Debt”) affecting the Property (the amount outstanding on such loan being herein called the “Mortgage Amount”) and (ii) the balance of the Purchase Price, subject to the adjustments and prorations required by this Agreement, in cash at Closing by wire transfer of immediately available funds (“Cash Proceeds”). The final Mortgage Amount for the Closing Date must be available by the end of the Inspection Period.  At Closing, Seller shall assign to Buyer (if and to the extent assignable) and receive a credit for the then current balances held in escrow for taxes, insurance, replacement reserves, operating deficits, working capital reserves and all other escrow/reserves related to the Existing Debt.

Earnest Money:  $25,000.00 as a condition for this Contract to be effective.

A.            Certain Matters Regarding Existing Debt.  Seller and Buyer acknowledge that the holder of the Existing Debt has rights to approve a transfer of the Property.  Buyer shall use its commercially reasonable good faith efforts to obtain the consent of the holder of the Existing Debt to the sale of the Property to Buyer and to Buyer’s assumption of the Existing Debt.  Seller will cooperate and assist Buyer in connection with the assumption of the Existing Debt, including, without limitation, supplying such documents or information, or taking such other actions reasonably requested by Buyer and/or the holder of the Existing Debt and agrees to execute such loan assumption documentation as may be required by the holder of the Existing Debt.  Seller and Buyer shall pay each pay 50% of all assumption fees, release fees, expenses, charges and escrow contributions required in connection with the assumption of the Existing Debt.

Buyer’s obligations to complete the purchase contemplated herein shall be conditioned upon Buyer having obtained, at or prior to Closing, consent from the holder of the Existing Debt to the transfer of the Property to Buyer upon terms and conditions acceptable to Buyer in its sole discretion (“Lender Consent”); provided such loan assumption documents shall not require any change in interest rate or payment terms and not require any additional collateral or the making by Buyer of any guaranties or indemnities (other than presently existing as a part of the Existing Debt).  In the event such condition fails, this Agreement shall terminate, the Earnest Money shall be refunded to Buyer and neither party hereto shall have any further rights, duties or obligations one to the other hereunder except as expressly set forth herein to the contrary.

Seller’s obligation to complete the sale contemplated herein shall be conditioned upon Seller having received, at or prior to Closing, an instrument in form and substance reasonably satisfactory to Seller executed by each holder of the Existing Debt whereby such holder releases Seller (and any other entity or person affiliated with Seller) from any and all obligations with respect to the Existing Debt first arising or related to periods after the Closing Date except those that would survive payment in full of the Existing Debt.  In the event such condition fails and Seller does not elect to waive the same at or prior to Closing (Seller shall have the right to so waive the condition set forth in this paragraph by written notice to Buyer to such effect), this Agreement shall terminate, the Earnest Money shall be refunded to Buyer and neither party hereto shall have any further rights, duties or obligations one to the other hereunder except as expressly set forth herein to the contrary.

B.            Deadlines and Other Dates.  All deadlines in this Contract expire at 5:00 p.m. local time where the Land is located. If a deadline falls on a Saturday, Sunday, or national holiday, the deadline will be extended to the next day that is not a Saturday, Sunday, or national holiday. A national holiday is a holiday designated by the federal government.  For purposes of this Contract, “business day” shall mean any day other than (i) a Saturday or Sunday or (ii) a national holiday.  Time is of the essence of this Contract.

1.	Earnest Money Deadline: Upon execution of this Contract by Buyer and delivery of same to the Title Company within two (2) business days.
2.	Delivery of Seller’s Records: within three (3) days after the Effective Date.
3.	Delivery of Title Commitment: within three (3) days after the Effective Date.
4.	Delivery of existing Seller survey, if any: within three (3) days after the Effective Date.
5.	Delivery of Title Objections: within ten (10) days after Buyer’s receipt of the Title Commitment, Survey, and legible copies of the instruments referenced in them.
6.	End of Inspection Period: one (1) day prior to the Closing Date.
7.	Closing Date: on or before February 28, 2011, or such other date mutually agreed upon by Buyer and Seller.
C.	Closing Documents.
1.	At Closing, Seller will deliver the following items:
a.

Special Warranty Deed, substantially in the form attached hereto as Exhibit B subject only to the following (collectively, the “Permitted Exceptions”): (i) all taxes and assessments not yet due and payable, (ii) all existing zoning laws and ordinances, (iii) all exceptions arising as a result of any act or omission, or any other matter or thing done, suffered or permitted by Buyer, its employees, agents, consultants and contractors or any party claiming by, through or under any of them, (iv) all existing utility lines and facilities on, under or above the Land, (v) rights of the public in and to any portion of the Land located within any right-of-way for roads or other public purposes, (vi) all title and survey matters that Buyer approves or waives, is deemed to have approved or waived, pursuant to Section G.5. below (provided further, however, the foregoing shall not be deemed to limit Buyer’s rights pursuant to Section G.5. below), and (vii) the Leases and any recorded memorandums of lease pertaining to the Leases;

	b.	Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C;
	c.	General Assignment And Bill Of Sale substantially in the form attached hereto as Exhibit D;
	d.	IRS Non-Foreign Person Affidavit;
	e.	An owner’s affidavit, in form reasonably required by the Title Company, concerning mechanics’ liens, parties in possession and similar matters;
	f.	a letter to each tenant under the Leases in the form reasonably requested by Buyer;
	g.	An rent roll dated within two (2) business days of the Closing Date certified by Seller to be true and correct in all material respects as of the date thereof;
h.

only to the extent obligated to provide the same pursuant to Section O.13,  such other documents or instrument as necessary to effectuate a like-kind exchange of property under Section 1031 of the Internal Revenue Code;

	i.	Evidence of Seller’s authority to close this transaction; and
j.

Notices, statements, certificates, or other documents required by this Contract, the Title Company, holder of the Existing Debt or applicable law necessary or required to close the sale of the Property and assumption of the Existing Debt.

2.	At Closing, Buyer will deliver the following items:
	a.	Executed counterpart of an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C;
	b.	The Cash Proceeds;
	c.	Evidence of Buyer’s authority to consummate this transaction; and
d.

Notices, statements, certificates, or other documents required by this , the Title Company, holder of the Existing Debt or applicable law necessary or required to close the sale of the Property and assumption of the Existing Debt.

The documents listed in this Section B are collectively referred to as the “Closing Documents.”

D.            Exhibits.  The following exhibits are attached to and are a part of this Contract:

Exhibit A:              Description of the Land

Exhibit B:              Form of Special Warranty Deed

Exhibit C:              Form of Assignment and Assumption Agreement

Exhibit D:              General Assignment And Bill Of Sale

E.            Purchase and Sale of Property.  Seller agrees to sell and transfer the Property to Buyer, and Buyer agrees to buy and pay Seller for the Property. The promises by Buyer and Seller stated in this Contract are the consideration for the formation of this Contract.

F.            Earnest Money.    For the purpose of securing the performance of Buyer under the terms and provisions of this Contract and as a condition precedent to Seller’s obligations hereunder, Buyer shall deliver, prior to the deadline stated in Section B.1, the Earnest Money (the “Earnest Money”) to the Title Company in cash or current funds.  For purposes of this Contract, “current funds” shall mean wire transfers, certified funds or cashier’s checks in a form acceptable to the Title Company, which would permit the Title Company to immediately disburse such funds.  If the sale of the Property contemplated herein is consummated in accordance with the terms hereof, the Earnest Money shall be applied against the Purchase Price.

Upon expiration of the Inspection Period, the Earnest Money shall be deemed non-refundable to Buyer except in the event of Seller’s default.

Buyer may direct Title Company to invest the Earnest Money in an interest-bearing account in a federally insured financial institution by giving notice to Title Company and satisfying Title Company’s requirements for investing the Earnest Money in an interest-bearing account. Any interest earned on the Earnest Money will be paid to the Buyer, and Buyer shall pay all investment fees or charges, if any, associated with the Earnest Money.

G.            Title and Survey.

1.             Review of Title. Reserved.

2.             Title Commitment; Title Policy. “Title Commitment” means a Commitment for Issuance of an Owner Policy of Title Insurance by Title Company in an amount equal to the Purchase Price, stating the condition of title to the Land. “Title Policy” means an Owner Policy of Title Insurance issued by Title Company in conformity with the last Title Commitment delivered to and approved by Buyer, subject to the terms and conditions of Section G.5. below.

3.             Survey. Buyer, at Seller’s sole cost and expense, may order an update of Seller’s survey (the “Survey”). Seller and Buyer hereby agree as follows with respect to the Survey: (a) that the Survey shall be certified to Seller, Buyer, Title Company and such other parties as Buyer shall designate, and (b) that a copy of such Survey shall be promptly delivered to Seller, at no cost to Seller. Seller and Buyer agree that any objectionable matters appearing in or omitted from the Survey shall be subject to the Title Objection Deadline and Title Objections provisions and requirements set forth in Section G.5 hereof.

4.             Delivery of Title Commitment and Legible Copies. Buyer will order the Title Commitment from the Title Company for delivery to Buyer by the deadline set forth in Section B.3 above, or as soon as is reasonably practical given the Title Company’s current practices, procedures and customs.

5.             Title Objections. Buyer has until thirty (30) days after the Effective Date (“Title Objection Deadline”) to review the Seller’s survey and the Survey, if any, Title Commitment and legible copies of the title instruments referenced in them and notify Seller of Buyer’s objections to any of them (“Title Objections”). Buyer will be deemed to have approved all matters reflected by the Seller survey and/or Survey, if applicable, as the case may be, and Title Commitment to which Buyer has made no Title Objection by the Title Objection Deadline. The matters that Buyer either approves or is deemed to have approved, or waives or is deemed to have waived, shall be considered “Permitted Exceptions” hereunder.  If Buyer notifies Seller of any Title Objections, Seller has five (5) days from receipt of Buyer’s notice to notify Buyer whether Seller will attempt to cure the Title Objections prior to Closing (“Cure Notice”). If Seller does not timely give its Cure Notice or timely gives its Cure Notice but does not agree to attempt to cure any or all the Title Objections before Closing, Buyer may, within five (5) days after the deadline for the giving of Seller’s Cure Notice, notify Seller that either this Contract is terminated or that Buyer will waive its objections hereunder and proceed to close in accordance with the terms of this Contract; failing which, Buyer shall be deemed to have waived its objections hereunder.  Further, if Seller notifies Buyer that Seller intends to attempt to cure the Title Objections before Closing but fails to cure such Title Objections in a timely manner, then Buyer shall be entitled to exercise its rights set forth in the preceding sentence as its exclusive remedy, provided such right is exercised prior to the Closing Date. Notwithstanding the foregoing, if the Title Objections relate solely to Removable Monetary Liens (as hereinafter defined) then, in addition to the Buyer’s rights set forth above, Buyer shall have the option to take title to the Property despite the existence of such matter, and remove such objectionable matter and reduce the Purchase Price in accordance with the amount of money expended in pursuance of such matter (provided that the right to cure matters in accordance with this sentence shall be limited solely to Removable Monetary Liens). For purposes of this Contract, “Removable Monetary Liens” shall mean all liens and encumbrances, which are (i) definite and ascertainable, (ii) can be satisfied by payment of money, and (iii) represent (a) mortgage or other indebtedness of record, other than related to the Existing Debt, and (b) liens or encumbrances suffered or permitted by Seller or any party claiming by, through or under Seller; provided, however, that any third party claim (i.e. mechanics’ or materialmens’ liens) provided in item (b) above may be removed from the Title Policy by Seller by bond, indemnity or otherwise to Buyer’s reasonable satisfaction and, upon which, there shall be no reduction in the Purchase Price with respect to such claim.

H.            Inspection Period.

1.             Review of Seller’s Records. Prior to the deadline stated in Section B.2, Seller will allow Buyer to review all of Seller’s records related to the Property at Seller’s offices or the Property (collectively, the “Seller’s Records”).

2.             Entry onto the Property. Buyer may enter the Land before Closing to inspect it, subject to the following terms and provisions:

a.             Buyer may not unreasonably interfere with existing operations or occupants of the Land and any improvements located thereon;

b.             If the Land and any improvements located thereon are altered because of Buyer’s inspections, Buyer must return the Land and any improvements located thereon to its pre-inspection condition promptly after the alteration occurs; provided Buyer shall have no liability to Seller for pre-existing conditions upon the Property;

c.             Buyer must abide by any other reasonable entry rules imposed by Seller.

d.             Buyer’s right to enter the Property is subject to the existing tenant’s rights.

e.             All of Buyer’s inspections shall be made at Buyer’s sole cost and expense, and Buyer agrees to keep the Land free of any liens as a result thereof.

3.             Buyer’s Right to Terminate. Buyer shall have until the end of the Inspection Period (i) to inspect the Property, (ii) to conduct such tests and feasibility studies of the Property, as Buyer deems advisable and (iii) to obtain internal approval for the transaction contemplated hereby.  If Buyer is not satisfied with such reviews, tests or studies, or with any other matter relating to the Property, or for any reason whatsoever, Buyer may terminate this Contract by giving written notice of termination to Seller at any time prior to the expiration of the Inspection Period.    Upon such termination, the Earnest Money and any interest accrued thereon shall be returned to Buyer, less the sum of $100.00 which the Title Company shall pay to Seller as independent consideration for Buyer’s right to terminate under this Section H.3, and neither party shall have any further rights or obligations one to the other, except for the indemnity set forth in Section H.4 hereof and any other obligation expressly surviving the termination of this Contract. If Buyer does not terminate this Contract prior to the expiration of the Inspection Period as provided herein, Buyer shall be deemed to have accepted and approved the condition of the Property subject to the terms hereof.

4.             Buyer’s Indemnity and Release of Seller.

a.             Indemnity. Buyer will indemnify, defend, and hold Seller harmless from any loss, attorney’s fees, expenses, or claims arising out of Buyer’s entry onto the Land or Buyer’s investigation of the Property, except for repair or remediation of existing conditions discovered by Buyer’s inspection not caused by Buyer’s inspection activities.

b.             Release. Buyer releases Seller and those persons acting on Seller’s behalf from all claims and causes of action (including claims for attorney’s fees and court and other costs) resulting from Buyer’s investigation of the Property.  The indemnity and release provisions set forth in this Section H.4. shall survive the Closing or termination of this Contract for any reason.

I.             AS-IS, WHERE IS.  SELLER AND BUYER EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE PROPERTY IS BEING SOLD ON AN “AS IS,WHERE IS” BASIS AND WITH ALL FAULTS OF ANY KIND OR NATURE, AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN CONNECTION WITH THE SALE OF THE PROPERTY TO BUYER, SELLER AND SELLER’S OFFICERS, AGENTS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS AND AFFILIATES (“SELLER’S RELATED PARTIES”) HAVE MADE NO, AND SPECIFICALLY DISCLAIM, AND BUYER HEREBY ACCEPTS AND ACKNOWLEGES THAT SELLER AND SELLER’S RELATED PARTIES HAVE DISCLAIMED, ANY AND ALL REPRESENTATIONS, GUARANTIES OR WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR OTHERWISE (EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY), OF OR RELATING TO THE PROPERTY, INCLUDING WITHOUT LIMITATION, OF OR RELATING TO (i) THE USE, INCOME POTENTIAL, EXPENSES, OPERATION, CHARACTERISTICS OR CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, TENANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC OR A PARTICULAR PURPOSE, OR GOOD AND WORKMANLIKE CONSTRUCTION, (ii) THE NATURE, MANNER, CONSTRUCTION, CONDITION, STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON THE PROPERTY, ON THE SURFACE OR SUBSURFACE THEREOF, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT, (iii) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN OR ENGINEERING OF THE PROPERTY, (iv) THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS, OR THE COMPLIANCE OF THE PROPERTY WITH STATUTES, ORDINANCES, REGULATIONS OR LAWS PERTAINING TO HEALTH, SAFETY OR THE ENVIRONMENT, AND (v) THE SOIL CONDITIONS, DRAINAGE, FLOODING CHARACTERISTICS, UTILITIES OR OTHER CONDITIONS EXISTING IN, ON, OR UNDER THE PROPERTY.  UPON CLOSING, THE BUYER HEREBY EXPRESSLY ASSUMES ALL RISKS, LIABILITIES, CLAIMS, DAMAGES, AND COSTS (AND AGREES THAT SELLER AND SELLER’S RELATED PARTIES SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN) RESULTING OR ARISING FROM OR RELATED TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE SUBJECT PROPERTY.  UPON AND SUBSEQUENT TO CLOSING, BUYER ACKNOWLEDGES THAT ANY CONDITION OF THE PROPERTY WHICH BUYER DISCOVERS OR DESIRES TO CORRECT OR IMPROVE SHALL BE AT BUYER’S SOLE EXPENSE.  UPON CLOSING, BUYER EXPRESSLY WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL LAW, STATE OR OTHER LAW THAT BUYER MIGHT OTHERWISE HAVE AGAINST SELLER OR SELLER’S RELATED PARTIES RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE SUBJECT PROPERTY.

Buyer acknowledges that Seller would have required a substantially higher Purchase Price if warranties or representations were required, other than as contained herein, and that the consideration paid as represented by the Purchase Price reflects the value of the Property without  any representations or warranties except as contained in this Contract.

J.             Condition of the Property until Closing; Cooperation; No Recording of Contract.

1.             Maintenance and Operation. Until Closing, Seller shall (a) maintain the Property as it existed on the Effective Date, except for reasonable wear and tear and casualty damage; (b) operate the Property in the same manner as it was operated on the Effective Date; and (c) comply with all contracts and governmental regulations affecting the Property.  Until the end of the Inspection Period, Seller will not enter into, amend, or terminate any contract that affects the Property other than in the ordinary course of operating the Property and will promptly give notice to Buyer of each new, amended, or terminated contract, including a copy of the contract, in sufficient time so that Buyer may consider the new information before the end of the Inspection Period. If Seller’s notice is given within three (3) days before the end of the Inspection Period, the Inspection Period will be extended for three (3) days. After the end of the Inspection Period, Buyer may terminate this contract if Seller enters into, amends, or terminates any contract that materially and adversely affects the Property without first obtaining Buyer’s written consent.  Seller shall promptly notify Buyer in writing of any material default by any party under any Lease that occurs after the Effective Date.

2.             Casualty Damage. Seller will notify Buyer promptly after discovery of any casualty damage to the Property. Seller will have no obligation to repair or replace the Property if it is damaged by casualty before Closing. Buyer may terminate this Contract if the casualty damage is material, by giving notice to Seller within fifteen (15) days after receipt of Seller’s notice of the casualty (or before Closing if Seller’s notice of the casualty is received less than fifteen days before Closing). The casualty damage is material if the estimated amount of the damage per Seller’s reasonable estimates exceeds five percent (5%) of the Purchase Price. If Buyer does not terminate this Contract, Seller will (a) convey the Property to Buyer in its damaged condition, (b) assign to Buyer all of Seller’s rights under any property insurance policies covering the Property, if any, and (c) pay to Buyer the amount of the deductibles and coinsurance provisions under any insurance policies covering the Property, but not in excess of the cost to repair the casualty damage and less any amounts previously paid by Seller to repair the Property.

3.             Condemnation. Seller will notify Buyer promptly after Seller receives notice that any part of the Property has been or is threatened to be condemned or otherwise taken by a governmental or quasi-governmental authority. Buyer may terminate this Contract in its sole discretion by giving notice to Seller within fifteen (15) days after receipt of Seller’s notice to Buyer (or before Closing if Seller’s notice is received less than fifteen days before Closing). If Buyer does not terminate this Contract, (a) Buyer and Seller will each have the right to appear and defend their respective interests in the Property in the condemnation proceedings, (b) any award in condemnation due Seller will be assigned to Buyer, and (c) if the taking occurs before Closing, the description of the Property will be revised to delete the portion taken.

4.             Claims; Hearings. Seller will notify Buyer promptly of any claim or administrative hearing that is threatened in writing, filed, or initiated before Closing that affects the Property.

5.             Cooperation. Seller will cooperate with Buyer (a) before and after Closing, to transfer the applications, permits, and licenses held by Seller and used in the operation of the Property and to obtain any consents necessary for Buyer to operate the Property after Closing and (b) before Closing, with any reasonable evaluation, inspection, audit, or study of the Property prepared by, for, or at the request of Buyer, all at no cost to Seller.

6.             No Recording. Buyer may not file this Contract or any memorandum or notice of this Contract in the real property records of any county. If, however, Buyer records this Contract or a memorandum or notice, Seller may terminate this Contract and record a notice of termination.

K.            Termination.

1.             Disposition of Earnest Money after Termination.

a.             To Buyer. Except as otherwise provided herein, if Buyer terminates this Contract in accordance with any of Buyer’s rights to terminate, Seller will, within two (2) days of receipt of Buyer’s termination notice, authorize Title Company to deliver the Earnest Money to Buyer, less $100, which will be paid to Seller as consideration for the right granted by Seller to Buyer to terminate this Contract.

b.             To Seller. Except as otherwise provided, if Seller terminates this Contract in accordance with any of Seller’s rights to terminate, Buyer will, within two (2) days of receipt of Seller’s termination notice, authorize Title Company to pay and deliver the Earnest Money to Seller.

2.             Duties after Termination. If this Contract is terminated, Buyer will promptly return to Seller, at no cost to Seller, all documents relating to the Property that Seller has delivered to Buyer and all copies that Buyer has made of the documents. After return of the documents and copies, neither party will have further duties or obligations to the other under this Contract, except for those obligations that cannot be or were not performed before termination of this Contract.

L.            Closing.

1.             Closing. This transaction will close on the Closing Date.  The parties intend to close into escrow by tendering appropriate signed and acknowledged documents to the Title Company without the requirement for a formal Closing with attendance of the parties.  At Closing, the following will occur:

a.             Closing Documents. The parties will execute and deliver the Closing Documents.

b.             Payment of Purchase Price. Buyer will deliver the Cash Proceeds and other amounts that Buyer is obligated to pay under this Contract to Title Company in current or readily available funds acceptable to Title Company. The Earnest Money and any interest accruing thereto shall be applied to the Purchase Price.

c.             Disbursement of Funds; Recording; Copies. Title Company will be instructed to disburse the Cash Proceeds and other funds in accordance with this Contract, record the Special Warranty Deed and the other Closing Documents directed to be recorded, and distribute documents and copies in accordance with the parties’ written instructions.

d.             Possession. Seller will deliver possession of the Property to Buyer, subject to the rights of the tenants under the Leases and the Permitted Exceptions existing at Closing.

2.             Transaction Costs.

a.             Seller’s Costs. Seller will pay one-half (1/2) of the escrow fee charged by Title Company; the costs to prepare the Special Warranty Deed; the costs to obtain, deliver, and record releases of all liens to be released at Closing; the costs to record all documents to cure Title Objections agreed to be cured by Seller; the costs to deliver copies of the instruments referenced in the Title Commitment and Survey; the cost of the Survey; the cost of the title premium for the Standard Owner’s Title Policy and Seller’s expenses and attorney’s fees.

b.             Buyer’s Costs. Buyer will pay one-half (1/2) of the escrow fee charged by Title Company; the costs to obtain, deliver, and record all documents other than those to be recorded at Seller’s expense; and the costs for any endorsements to the Title Policy including the incremental premium costs of mortgagee’s title policies and endorsements and deletions required by Buyer or Buyer’s lender, if any; and Buyer’s expenses and attorney’s fees.

3.             Prorations.

a.             The following shall be prorated between the parties as of the Closing Date:  (i) ad valorem property taxes constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments with respect thereto, and (ii) rents and other tenant charges, utilities, and operating expenses for the Property for the calendar month in which Closing occurs, subject to subsections (b) and (c) below.  If applicable, percentage rent attributable to sales at the Property for the year in which Closing occurs shall be prorated on a straight line basis for the year in which Closing occurs based on the number of days Seller and Buyer each own the Property in the year in which the Closing occurs.  In the event such proration is based upon a previous year’s taxes or assessment, after Closing, at such time as any of the taxes or assessments are capable of exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made.  Within thirty (30) days after both Seller and Buyer shall have received such report, Seller and Buyer shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Buyer, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference.  Buyer shall receive a credit against the Purchase Price in the amount of all security deposits (together with interest required to be paid thereon) held or required to be held by Seller under the Leases.  Buyer shall have no rights to any of Seller’s utility deposits for the Property, and Seller shall be entitled to seek a refund of the same.

b.             Nondelinquent rent collected by Seller after Closing attributable to periods from and after Closing shall be promptly remitted to Buyer.  Delinquent rent collected by Seller and Buyer after the date of Closing shall be delivered by the recipient as follows:  Within fifteen (15) days after the receipt thereof, Seller and Buyer agree that all rent received by Seller or Buyer shall be applied first to then current rents, and then to delinquent rents for periods after Closing and then to delinquent rents for periods prior to Closing.  Seller retains the right to pursue tenants for payment of delinquent rent but may not seek to dispossess a tenant, terminate a lease or enforce a landlord lien.

c.             Seller, as landlord under the Leases, is currently collecting from tenants additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller in connection with the ownership, operation, maintenance and management of the Property (such expenses, collectively “Expenses” and such collections, collectively “Collections”).  Non delinquent Collections for the month in which Closing occurs shall be prorated in the same manner as other rents as set forth above.  Subsequent to Closing Buyer shall calculate adjustments for Expenses incurred and Collections received for the year of Closing and shall prepare and present to Seller a calculation of the Collections received and Expenses incurred by each of Seller and Buyer attributable to each party’s period of ownership.  The parties shall make the appropriate adjusting payment between them within 30 days after presentment to Seller of Buyer’s calculation. Either party may inspect the other’s books and records related to the Property to confirm the calculation.

The terms and provisions set forth in this Section L.3 shall survive the Closing for a period of one (1) year.

4.             Brokers’ Commissions.  Seller indemnifies and holds Buyer harmless from and against all liabilities, costs, damages and expenses (including defense and reasonable attorneys’ fees), arising from any claims for brokerage commissions or other similar fees in connection with this Contract for claims based upon alleged arrangements or agreements made by Seller or on its behalf.  Buyer indemnifies and holds Seller harmless from and against all liabilities, costs, damages and expenses (including defense and reasonable attorneys’ fees), arising from any claims for brokerage commissions or other similar fees in connection with this Contract for claims based upon alleged arrangements or agreements made by Buyer or on Buyer’s behalf. The indemnities herein shall survive the Closing or any termination of the Contract and shall not be merged therein.

5.             Seller’s Approval.  Seller’s obligation to close the transaction contemplated hereby is conditioned on receiving internal approval of the transaction; provided, however, Seller shall be required to exercise its right to terminate this Contract as a result of the fact that it is unable to obtain such approval prior to the end of the Inspection Period.

M.           Seller’s Representations and Warranties.  As of the date hereof and as of the Closing Date, Seller represents, warrants and covenants to Buyer that:

a.             Seller has been duly organized and is validly existing under the laws of the State of Texas.  Pursuant to Seller has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller.  The person signing this Agreement on behalf of Seller is authorized to do so.  This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.  No other signatures or approvals are required to make this Agreement fully enforceable by the Buyer with respect to the Seller or the Property.  This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

b.             There are and there will be no parties in possession of any portion of the Property as lessees, and no other party has been granted an oral or written license, lease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property, other than tenants in possession under the Leases.  The Leases and Service Contracts are valid and binding in accordance with their respective terms and conditions, are in full force and effect, and have no uncured breach or default by any party.

c.             The Seller has not received notice of any default (nor is there any default) under any note or deed of trust related to or secured by the Property.  Provided that the Lender Consent is obtained, the execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which the Seller is a party or by which the Seller or the Property is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.

d.             The Seller has not received any notice, nor is the Seller aware, of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.

e.             There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

f.             Seller has not received any written notice of any current or pending litigation against Seller which would, if determined adversely to Seller, materially adversely affect the Property.

g.             Neither the Seller, nor to Seller’s knowledge, any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and, to Seller’s knowledge, neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material.  As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect.  Except for the USTs on the Property related to the HEB fuel station, the Property does not currently contain any underground storage tanks and any storage tanks previously located on the Property have been removed in accordance with the requirements of all applicable laws with “no further action” letter(s) issued by the State of Texas in connection therewith.

All representations, warranties, covenants and agreements of Seller set forth in this Agreement shall survive the Closing for a period of one year only and shall not merge into any deed, assignment or other instrument executed or delivered in connection with the transactions contemplated hereby, it being the intention of the parties that if a lawsuit is not commenced by Buyer against Seller within such one-year period, Buyer shall be deemed to have waived all claims for the breach of such covenants, agreements, representations and warranties. In the event of a breach by Seller of any of the Seller’s representations, warranties, covenants and agreements set forth in this Section M for which a lawsuit is commenced by Buyer within one year after the Closing, Seller shall indemnify and hold harmless Buyer from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any such breach of any representation, warranty, covenant or agreement of Seller set forth in this Section M.  Notwithstanding the foregoing, the aggregate liability of Seller for breach of any representations and warranties shall not exceed $500,000.00.

N.            Buyer’s Representations and Warranties.  Buyer represents, warrants and covenants to Seller that:

a.             Buyer has been duly organized and is validly existing under the laws of the State of Maryland.  Buyer has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated herein to be made by Buyer.  The person signing this Agreement on behalf of Buyer is authorized to do so.  This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.  No other signatures or approvals are required to make this Agreement fully enforceable by the Seller with respect to the Buyer.  This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

All representations, warranties, covenants and agreements of Buyer set forth in this Agreement shall survive the Closing for a period of one year only and shall not merge into any deed, assignment or other instrument executed or delivered in connection with the transactions contemplated hereby, it being the intention of the parties that if a lawsuit is not commenced by Seller against Buyer within such one-year period, Seller shall be deemed to have waived all claims for the breach of such covenants, agreements, representations and warranties. In the event of a breach by Buyer of any of the Buyer’s representations, warranties, covenants and agreements set forth in this Section N for which a lawsuit is commenced by Seller within one year after the Closing, Buyer shall indemnify and hold harmless Seller from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any such breach of any representation, warranty, covenant or agreement of Buyer set forth in this Section N.

O.            Default and Remedies.

1.             Seller’s Default. If Seller fails to perform any of its obligations under this Contract or if any of Seller’s representations are not true and correct as of the Effective Date or on the Closing Date (“Seller’s Default”), Buyer may, as its sole and exclusive remedies either (i) terminate this Contract by giving notice to Seller on or before the Closing Date and have the Earnest Money, less $100 as described above, returned to Buyer (provided, however, the termination remedy will not be available for a technical/non-material Seller default); or (ii) Buyer may waive all objections to the Property and enforce specific performance of Seller’s obligations under the Contract.  If Title to the Property is awarded to Buyer, the conveyance will be subject to the Leases and all matters stated in the Title Commitment.

2.             Buyer’s Default. If Buyer fails to perform any of its obligations under this Contract (“Buyer’s Default”), Seller may, as its sole and exclusive remedy, terminate this Contract by giving notice to Buyer on or before the Closing Date and have the Earnest Money paid to Seller as liquidated damages, whereupon the parties shall have no further rights or obligations hereunder except as otherwise expressly set forth herein.

3.             Liquidated Damages. The parties agree that just compensation for the harm that would be caused by a default by either party cannot be accurately estimated or would be very difficult to accurately estimate and that the Earnest Money is a reasonable forecast of just compensation to the non-defaulting party for the harm that would be caused by a default.

4.             Attorney’s Fees. If either party retains an attorney to enforce this Contract, the party prevailing in litigation is entitled to recover reasonable attorney’s fees and court and other costs, in addition to any other remedy granted herein.

P.            Miscellaneous Provisions.

1.             Notices. Any notice required by or permitted under this Contract must be in writing. Any notice required by this Contract will be deemed to be delivered (whether actually received or not) when deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, and addressed to the intended recipient at the address shown in this Contract. Notice may also be given by regular mail, personal delivery, courier delivery, facsimile transmission, or other commercially reasonable means and will be effective when actually received. Any address for notice may be changed by written notice delivered as provided herein. Copies of each notice must be given by one of these methods to the attorney of the party to whom notice is given.

2.             Entire Contract. This Contract, together with its Exhibits, and any Closing Documents delivered at Closing constitute the entire agreement of the parties concerning the sale of the Property by Seller to Buyer. There are no oral representations, warranties, agreements, or promises pertaining to the sale of the Property by Seller to Buyer not incorporated in writing in this Contract.

3.             Amendment. This Contract may be amended only by an instrument in writing that is manually signed by the parties.

4.             Assignment. Except as may be reasonably required to effect the tax deferred exchange or to satisfy lender requirements for a “special purpose entity”, Buyer may not assign this Contract or any of Buyer’s rights under it without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer may assign this Contract and Buyer’s rights under it to an entity in which Buyer possesses, directly or indirectly, the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities or otherwise without Seller’s prior consent; provided further that Buyer, in all instances, remains primarily liable for the obligations of Buyer under this Contract. This Contract binds, benefits, and may be enforced by the parties and their respective heirs, successors, and permitted assigns.

5.             Survival. The obligations of this Contract that cannot be performed before termination of this Contract or before Closing including, without limitation, all applicable indemnities and releases, as the case may be, will survive termination of this Contract or Closing, and the legal doctrine of merger will not apply to these matters. If there is any conflict between the Closing Documents and this Contract, the Closing Documents will control.

6.             Choice of Law; Venue; Alternative Dispute Resolution. THIS CONTRACT WILL BE CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CHOICE-OF-LAW RULES OF ANY JURISDICTION. VENUE IS IN THE COUNTY WHERE THE PROPERTY IS LOCATED.

7.             Waiver of Default. It is not a waiver of default if the non-defaulting party fails to declare immediately a default or delays taking any action with respect to the default.

8.             Severability. The provisions of this Contract are severable. If a court of competent jurisdiction finds that any provision of this Contract is unenforceable, the remaining provisions will remain in effect without the unenforceable parts.

9.             Ambiguities Not to Be Construed against Party Who Drafted Contract. The rule of construction that ambiguities in a document will be construed against the party who drafted it will not be applied in interpreting this Contract.

10.          No Special Relationship. The parties’ relationship is an ordinary commercial relationship, and they do not intend to create the relationship of principal and agent, partnership, joint venture, or any other special relationship.

11.          Counterparts. If this Contract is executed in multiple counterparts, all counterparts taken together will constitute this Contract.

12.          Confidentiality. The parties will keep confidential this Contract, this transaction, and all information learned in the course of this transaction, except to the extent disclosure is required by law or court order or to enable third parties to advise or assist Buyer to investigate the Property or either party to close this transaction. Each party agrees that any third parties to whom the terms of this Contract are communicated shall be obligated in a like manner not to communicate the terms and provisions hereof to others.

13.          Tax-Free Exchange.  Either party may elect to participate in a Tax-deferred exchange under Internal Revenue Code Section 1031 and the other party shall cooperate in such exchange by consenting to the assignment of this Contract to a qualified intermediary and executing reasonable documentation to comply with applicable regulations; provided further that the Closing shall be subject to no delay of any kind.  No party shall be required to assume any additional liability or incur any expense in cooperating in the exchange.

14.          No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or the documents executed and delivered at Closing.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have each duly executed this Contract as the dates shown adjacent to their signatures below.

SELLER: AmREIT Lake Houston, L.P., a Texas limited partnership

By:	AmREIT Lake Houston GP, Inc.
Its:	General Parnter

	By:	/s/ Chad C. Braun
	Its:	Vice President

	By:	/s/ Chad C. Braun
	Name:	Chad C. Braun
	Title:	Vice President

BUYER: AmREIT Realty Investment Corporation, a Texas corporation

By:	/s/ Chad C. Braun
Name:	Chad C. Braun
Title:	Vice President

Title Company acknowledges receipt of Earnest Money in the amount of $25,000.00 and a copy of this Contract that has been executed by both Buyer and Seller.

Fidelity National Title Insurance Company

By:	/s/ Erika Norris
Name:	Erika Norris
Title:	Commercial Escrow Officer